Prospectus Supplement No. 8	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated March 15, 2022)	Registration Statement No. 333-258734
MARKETWISE, INC.

This prospectus supplement updates, amends, and supplements the prospectus dated March 15, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-258734). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on September 19, 2022, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Our shares of Class A common stock are listed on The Nasdaq Global Market (the “Nasdaq”) under the symbol “MKTW.” On September 16, 2022, the closing sale price of our Class A common stock was $2.43 per share. Our public warrants are listed on the Nasdaq under the symbol “MKTWW.” On September 16, 2022, the closing sale price of our public warrants was $0.38 per warrant.
Investing in shares of our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 13 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 19, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 19, 2022
MarketWise, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39405	87-1767914
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1125 N. Charles St.
Baltimore,	Maryland	21201
(Address of principal executive offices, including zip code)

(888) 261-2693
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MKTW	The Nasdaq Stock Market LLC
Warrants to purchase Class A common stock	MKTWW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.
On September 19, 2022, MarketWise, Inc., a Delaware corporation (the “Company”), issued a press release announcing the closing of the Company’s previously announced exchange offer (the “Offer”) relating to its outstanding (i) public warrants to purchase shares of Class A common stock of the Company, par value $0.0001 per share (the “Class A common stock”), which warrants trade on The Nasdaq Global Market under the symbol “MKTWW”(the “public warrants”), and (ii) private placement warrants to purchase shares of Class A common stock (together with the public warrants, the “warrants”). The Company also announced the closing of the consent solicitation related to the Offer, which solicited consents from holders of the warrants to amend the warrant agreement that governs all of the warrants (such amendment, the “Warrant Amendment”). The Company issued 5,725,681 shares of Class A common stock in exchange for the warrants tendered in the Offer.
As previously announced, the Company has exercised its right, in accordance with the terms of the Warrant Amendment, to exchange each warrant that is outstanding upon the closing of the Offer for 0.17325 shares of Class A common stock per warrant (the “Post-Offer Exchange”). The Company fixed the date for the Post-Offer Exchange as September 30, 2022. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.
Cautionary Statement Regarding Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected consummation of the Post-Offer Exchange. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Current Report on Form 8-K, including, but not limited to those described under the section entitled “Risk Factors” in the Company’s Registration Statement on Form S-4/A, filed August 31, 2022, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.
New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Current Report on Form 8-K may not occur and actual results could differ materially and adversely from those anticipated.
Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.
Item 9.01. Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

99.1	MarketWise, Inc. press release, dated September 19, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MarketWise, Inc.

Date: September 19, 2022	By:	/s/ Gary Anderson
	Name:	Gary Anderson
	Title:	General Counsel and Corporate Secretary